                                                                     EXHIBIT 8.1





                                                                        745-5342

                                February 7, 1995


Board of Directors
Gulf Southwest Bancorp, Inc.
4200 Westheimer, Suite 210
Houston, Texas 77027

Gentlemen:

     We have acted as counsel to Gulf Southwest Bancorp, Inc., a Texas corporation ("Gulf Southwest") and Gulf Southwest Nevada Bancorp, Inc., a Nevada corporation and wholly owned subsidiary of Gulf Southwest (the "Merger Sub"), in connection with the merger (the "Merger") of Texas Gulf Coast Bancorp, Inc., a Texas corporation ("Texas Gulf Coast") with and into the Merger Sub pursuant to
(i) that certain Agreement and Plan of Reorganization dated as of November 9, 1994 by and among Texas Gulf Coast, Gulf Southwest and the Merger Sub (the "Reorganization Agreement"), (ii) that certain Agreement and Plan of Merger dated as of November 9, 1994 by and among Texas Gulf Coast and the Merger Sub (the "Merger Agreement"), and (iii) the agreements, documents and instruments contemplated in the Reorganization Agreement and the Merger Agreement.

     In rendering the opinions expressed below, we have examined, and are relying upon, the completeness, truth and accuracy, at all relevant times, of the following:

     1. the Reorganization Agreement;

     2. the Merger Agreement;

     3. the Registration Statement on Form S-4 filed by Gulf Southwest with the Securities and Exchange Commission pursuant to the Securities Act of 1933 in conjunction with the Merger (the "Registration Statement");

     4. the articles of incorporation, certificates of incorporation and such other corporate records, documents and certificates of Gulf Southwest, the Merger Sub and Texas Gulf Coast as in our judgment are necessary or desirable to enable us to render the opinions expressed herein.

     5. certificates containing the following representations made to us by Gulf Southwest, the Merger Sub and/or Texas Gulf Coast:

        (i) The Reorganization Agreement, Merger Agreement and the agreements, documents and instruments contemplated thereby contain all material terms of the Merger and there are no agreements or documents which amend, modify or revise the provisions of the Reorganization Agreement, the Merger Agreement or the agreements, documents or instruments contemplated thereby or amend, modify or revise the terms of the Merger or the consideration to be received by the shareholders of Texas Gulf Coast in connection with the Merger.

        (ii) The shareholders of Texas Gulf Coast are not under any binding contract or commitment requiring them to sell any of the shares of common stock of Gulf Southwest to be received pursuant to the Merger. The shareholders of Texas Gulf Coast do not have any plan or intent to sell or otherwise dispose of more than twenty percent (20%) of the shares of common stock of Gulf Southwest to be received pursuant to the Merger.

        (iii) After the Merger, the Merger Sub will continue to be a wholly owned subsidiary of Gulf Southwest with substantially the same business as is currently being conducted by Texas Gulf Coast and the Merger Sub, and Gulf Southwest has no plan or intention to sell or otherwise dispose of the stock of the Merger Sub, to liquidate the Merger Sub or to cause the Merger Sub to sell or otherwise dispose of any of the Merger Sub's assets except for dispositions in the ordinary course of business.

        (iv) Texas Gulf Coast has not sold any assets other than in the ordinary course of its business for the two year period ending on the date hereof.

        (v) Gulf Southwest, the Merger Sub, Texas Gulf Coast and the shareholders of Texas Gulf Coast will pay their respective expenses related to the Merger, if any.

        (vi) Pursuant to the Merger, the Merger Sub will acquire 100% of the assets of Texas Gulf Coast.

        (vii) Immediately after the Merger, the Merger Sub will own assets representing at least 90% of the fair market value of Texas Gulf Coast's net assets and at least 70% of the fair market value of Texas Gulf Coast's gross assets held immediately before the Merger.

        (viii) The method of converting shares of Texas Gulf Coast common stock into shares of Gulf Southwest common stock set forth in the Reorganization Agreement and Merger Agreement (collectively, the "Acquisition Agreements") is a result of arm's length negotiations. Accordingly, at the time the method of exchange was determined, the aggregate fair market value of the shares of Gulf Southwest common stock to be received by the Texas Gulf Coast shareholders in exchange for Texas Gulf Coast common stock was approximately equal to the fair market value of the shares of Texas Gulf Coast common stock to be surrendered in exchange therefor.

        (ix) The Merger Sub has no liabilities, or any liability that the Merger Sub has on the date hereof is a liability incurred in the ordinary course of business.

        (x) There is no intercorporate indebtedness between (i) Gulf Southwest and Texas Gulf Coast, or (ii) the Merger Sub and Texas Gulf Coast, which was issued or acquired or will be settled at a discount.

        (xi) The terms of the Acquisition Agreements providing for the payment of cash in lieu of fractional share interests are solely for the purpose of saving Gulf Southwest the expense and inconvenience of issuing and transferring the fractional share interests and such payment is not separately bargained for consideration.

        (xii) There is no plan or intention on the part of Gulf Southwest to redeem or otherwise reacquire any of the Gulf Southwest common stock to be issued pursuant to the Merger.

        (xiii) No stock of the Merger Sub will be issued to Texas Gulf Coast or the shareholders of Texas Gulf Coast.

        (xiv) Compensation, if any, to be paid by the consolidated Merger Sub/Texas Gulf Coast entity to shareholder/employees of Texas Gulf Coast will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and no part of such compensation represents consideration for their shares of Texas Gulf Coast common stock.

        (xv) Except for cash received in lieu of fractional shares, shareholders of Texas Gulf Coast shall receive solely voting common stock of Gulf Southwest in exchange for their shares of Texas Gulf Coast common stock pursuant to the Merger.

        (xvi) The business purposes of the Merger are those set forth in the Registration Statement.

        (xvii) Substantially more than 50% in value of the assets of Texas Gulf Coast consist of assets which are not stock or securities held for investment and substantially more than 20% of Texas Gulf Coast's assets are not held for investment.

        (xviii) As of the date hereof, Texas Gulf Coast does not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Texas Gulf Coast.

        (xix) Gulf Southwest does not own, nor has it owned during the past five years, any shares of the stock of Texas Gulf Coast.

        (xx) On the date hereof, the fair market value of the assets of Texas Gulf Coast exceeds the sum of Texas Gulf Coast's liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        (xxi) On the date hereof, the fair market value of the assets of the Merger Sub exceeds the sum of the Merger Sub's liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        (xxii) Neither the Merger Sub nor Texas Gulf Coast is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
     (S)368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        (xxiii) Neither Gulf Southwest nor the Merger Sub has any plan or intention to cause the Merger Sub to issue any capital stock in such amount as would cause Gulf Southwest to fail to be in control (as defined in (S)368(c) of the Code) of the Merger Sub after the Merger.

     In connection with rendering this opinion, we have assumed to be true and are relying upon, without any independent investigation or review thereof, the following:

     1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents.

     2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents.

     Based on our examination of the foregoing items and subject to the assumptions, limitations, qualifications and representations set forth herein, and based on the provisions of the Code and Treasury Regulations, administrative pronouncements and rulings promulgated thereunder, we are of the opinion that:

     1. The Merger will constitute a "reorganization" within the meaning of
(S)368(a) of the Code.

     2. No gain or loss (except with respect to cash received in lieu of fractional shares) will be recognized by holders of shares of Texas Gulf Coast common stock on the exchange of their Texas Gulf Coast common stock shares solely for shares of Gulf Southwest common stock pursuant to the Merger.

     3. The tax basis of the shares of Gulf Southwest common stock received by the holders of shares of Texas Gulf Coast common stock will be the same as the tax basis of the shares of Texas Gulf Coast common stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

     4. The holding period of shares of Gulf Southwest common stock received by holders of shares of Texas Gulf Coast common stock will include the holding period of the shares of Texas Gulf Coast common stock exchanged therefor, provided that such shares of Texas Gulf Coast common stock were held as capital assets on the date of the consummation of the Merger.

     In addition to the matters set forth above, this opinion is subject to the following exceptions, limitation and qualifications:

     1. Our opinions expressed herein are based upon our interpretation of the existing provisions of the Code and existing judicial decisions, administrative regulations, revenue rulings and revenue procedures. Our opinions are not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service will not challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the opinions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

     2. Our opinions are limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinions.

     If any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect in any material respect, our opinion might be adversely affected and may not be relied upon.

     These opinions are solely for your benefit and may not be relied upon in any manner by any other person or entity, except that the shareholders of Texas Gulf Coast may rely upon these opinions in connection with the Merger.


                              WINSTEAD SECHREST & MINICK P.C.



                              By:      /s/   Scot W. O'Brien
                                   -------------------------------------
                                          Scot O'Brien